UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2012

Vadda Energy Corporation

(Exact names of registrant as specified in its charter)

Florida (States or other jurisdictions of incorporation)	00-28171 (Commission File Number)	27-0471741 (IRS Employer Identification No.)

1600 S. Stemmons Freeway, Suite 440, Lewisville, TX 75067

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code): (214) 222-6500

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of December 30, 2011, Vadda Energy Corporation (the “Company”) and its wholly owned subsidiary, Mieka Corporation (“Mieka” and, together with the Company, the “Vadda Parties”), entered into a Compromise Settlement Agreement (“Settlement Agreement”) with Mark A. Thompson (“Thompson”) and Mid-East Oil Company (“Mid-East”) with respect to a settlement of the Vadda Parties’ claims against Mid-East (the “Claims”) arising from certain oil and gas partnerships (the “Partnerships”) of which the Company is the successor in interest.

Pursuant to the Settlement Agreement, Mid-East agreed to pay the Company an amount equal to $3 million to be paid on or before December 31, 2011, which may also be satisfied in whole or in part by Mid-East’s transfer of other assets. Mid-East’s payment obligation was evidenced by its execution and delivery of a Secured Promissory Note dated December 30, 2011 (the “Note”) in the same amount, which bears interest at the rate of 1% per year. The interest rate increases to 14% per year from and after the occurrence of an event of default, which includes, among other things, any failure to pay when due the principal, interest, or any other amount due under the Note.

The Settlement Agreement includes a release of the Claims by the Vadda Parties against Mieka, Thompson, and their affiliates, except for the obligations of Mid-East and Thompson, respectively, under the Note, Security Agreement, and Guaranty Agreement. It also includes a release of all claims by Mid-East and Thompson against the Vadda Parties and their affiliates relating to business dealings with the Partnerships.

Payment of the Note is secured by a Security Agreement dated December 30, 2011, which grants the Company a security interest in all of the Company’s assets. In order to further secure payment of the Note, Thompson executed a Guaranty Agreement dated December 30, 2011, personally guaranteeing payment of the Note.

The settlement amount, as evidenced by the Note, was not paid when due on December 31, 2011 and remains unpaid.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 13, 2012	VADDA ENERGY CORPORATION (Registrant)

By: /s/ Daro Blankenship
Daro Blankenship
President and Chief Executive Officer

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